Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) (1) (iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated May 14, 2013 (including amendments thereto) with respect to the Common Stock, $.001 per share, of DSP Group, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: May 14, 2013

NOKOMIS CAPITAL, L.L.C.

By:	/s/ Brett Hendrickson
Brett Hendrickson
Manager

/s/ Brett Hendrickson
Brett Hendrickson